Exhibit 10.4

NOTICE OF RESTRICTED STOCK AWARD (Directors)

under the

TEXAS PACIFIC LAND CORPORATION 2021 NON-EMPLOYEE
DIRECTOR STOCK AND DEFERRED COMPENSATION PLAN

______ Shares of Restricted Stock

THIS AWARD, made as of the ___ day of __________, 20__, by Texas Pacific Land Corporation, a Delaware corporation (the “Company”), to ______________ (“Director”), is made pursuant to and subject to the provisions of the Texas Pacific Land Corporation 2021 Non-Employee Director Stock and Deferred Compensation Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

1.                  Award of Stock. Pursuant to the Plan, the Company, on __________, 20__ (the “Date of Grant”), granted Director, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, an award of _______ shares of the Company’s Common Stock, hereinafter described as “Restricted Stock.”

2.                  Restrictions. Except as provided in this Notice of Restricted Stock Award, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.

3.                  Vesting. Director’s interest in the shares of Restricted Stock shall become transferable and non-forfeitable (“Vested”) in _____ (___) increments as follows:

[Date of Vesting	Number of shares of Restricted Stock that will Vest
_____________	_____________ [Tranche 1]
_____________	_____________ [Tranche 2]
_____________	_____________ [Tranche 3]]

4.                  Death or Disability. Paragraph 3 to the contrary notwithstanding, if Director dies or becomes Disabled while in service on the Company’s Board of Directors (the “Board”) and prior to the forfeiture of the shares of Restricted Stock under Paragraph 7, all shares of Restricted Stock that are not then Vested shall become Vested as of the date of Director’s death or of their becoming Disabled.

5.                  Change in Control. In the event of a Change in Control prior to the forfeiture of the shares of Restricted Stock under Paragraph 7, the provisions of this paragraph 5 shall apply in addition to the provisions of Section 6.7 (and related provisions) of the Plan.

(a)       Any Replacement Award made to the Director shall provide that if the Director is removed from the Board without Cause (as defined below), the non-Vested Replacement Award shall become immediately Vested at the time of the removal. The Administrator shall have the discretion to determine the terms of any Replacement Award in compliance with the Plan and applicable law.

(b)       If, upon a Change in Control, the Company’s shares are no longer being traded on the New York Stock Exchange or another established securities market and no Replacement Grant is granted to the Director, the unvested portion of the Restricted Stock shall become immediately vested upon the Change in Control.

(c)       Notwithstanding the provisions of subparagraph (a) hereof, in connection with a Change in Control where the Company’s shares continue to be traded on the New York Stock Exchange or another established securities market and this Award remains in effect, if the Director is removed from the Board without Cause (as defined below), the non-Vested portion of the Award shall become immediately Vested at the time of the removal.

(d)       For purposes of this Notice of Restricted Stock Award, “Cause” shall mean “cause for the removal of a director” as defined in the Company’s Amended and Restated Certificate of Incorporation, effective as of January 11, 2021.

6.                  Termination Due to Decision Not to Stand for Reelection. In the event Director elects not to stand for reelection as a Director for the following Compensation Year, a pro rata portion of the unvested Restricted Stock shall vest at the annual meeting at which their service as a Director Terminates. For the avoidance of doubt, if such Director’s service Terminates prior to such annual meeting for any reason, the Director shall not be entitled to pro-rata accelerated vesting pursuant to this paragraph 6.

7.                  Forfeiture. All shares of Restricted Stock that are not then Vested shall be forfeited if Director’s service on the Board terminates for any reason other than pursuant to paragraph 4, 5, or 6 of this Notice of Restricted Stock Award.

8.                  Shareholder Rights. Director will have the right to receive dividends on, and to vote, the Restricted Stock as of the Date of Grant, provided, however, that dividends earned on the Restricted Stock shall remain unvested and subject to forfeiture until such time as the corresponding shares of Restricted Stock become Vested.

9.                  No Right to Continued Board Service. Neither this Notice of Restricted Stock Award nor the issuance of Restricted Stock shall confer upon Director any right with respect to continuance of the Director’s service on the Board.

10.                Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Administrator determines is equitable in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

11.                Governing Law. This Notice of Restricted Stock Award shall be governed by the laws of the State of Texas. All disputes arising under this Notice of Restricted Stock Award shall be adjudicated solely within the State or Federal courts located within the State of Texas, Dallas County.

12.                Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Notice of Restricted Stock Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

13.                Director Bound by Plan. Director has been provided a copy of the Plan and shall be bound by all the terms and provisions thereof.

14.                Binding Effect. Subject to the limitations stated above and in the Plan, this Notice of Restricted Stock Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Director and the successors of the Company.

15.                Stock Power. Director shall deliver to the Company stock power authorization(s), endorsed in blank, with respect to the Restricted Stock. The Company shall use the stock power to cancel any shares of Restricted Stock that are forfeited (in accordance with Paragraph 7 above). The Company shall return the stock power to Director with respect to any shares of Restricted Stock that become Vested.

IN WITNESS WHEREOF, the Company has caused this Notice of Restricted Stock Award to be signed on its behalf.

Texas Pacific Land Corporation

By:
Name:
Title:

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